Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into and effective as of October__, 2015 (the “Effective Date”), by and among Imation Corp. (“Company”) and Robert B. Fernander (“Executive”).

RECITALS

WHEREAS, the Company is entering into a Stock Purchase and Merger Agreement (“Stock Purchase Agreement”) whereby Connected Data, Inc. will become a wholly owned subsidiary of  Company;

WHEREAS, Executive has substantial business knowledge and expertise in the conduct of the business of the Company, and the Company desires to retain the knowledge, expertise and experience of Executive to assist in the operations and management of the Company;

WHEREAS, the Company desires to employ Executive, and Executive is willing to be employed by the Company, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1.   Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth.  Executive’s employment for purposes of this Agreement shall commence on the Effective Date. Executive shall be employed by the Company at will for the period of twelve (12) months (“Term”), subject to the provisions of Sections 8, 9 and 10 below.

2.   Position.

(a)  While employed by the Company hereunder, Executive shall serve as the Interim Chief Executive Officer of the Company.  In such position, Executive shall have such executive duties and authority as shall be determined from time to time by the Board of Directors.

(b)  While employed by the Company hereunder, Executive will devote his full business time and his best efforts to the performance of Executive’s duties hereunder (except for Paid Time Off provided for hereunder and periods of illness or incapacity) and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services to the Company either directly or indirectly, without the prior written consent of the Board.

3.   Base Salary. As compensation for services rendered to the Company during the Term, the Company shall initially pay Executive a base salary at the annual rate of $600,000.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”  The Base Salary shall be payable in accordance with the Company’s standard payroll schedule and procedures including applicable withholdings or deductions.  The Base Salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time or as otherwise determined by the Company’s Board of Directors.

4.   Incentive Compensation.  Executive shall receive the following equity grants of as of the date of this agreement:

(a)  A grant with respect to 150,000 shares of Company stock (the “first tranche”), which shall vest in full if the Executive is employed with the Company at a time when the Company’s stock price trades at or above $5.00 for 20 business days out of any 30 business day period;

(b)  A grant with respect to 174,000 shares of Company stock (the “second  tranche”) which shall vest in full if the Executive is employed with the Company at a time when the Company’s stock price trades at or above $7.50 for 20 business days out of any 30 business day period; and

(c)  A grant with respect to 250,000 shares of Company stock (the “third tranche”) which shall vest in full if the Executive is employed with the Company at a time when the Company’s stock price trades at or above $10.00 for 20 business days out of any 30 business day period.

For avoidance of doubt, all stock grant tranches described above may vest during the same or overlapping 20- or 30-business periods if the conditions for their vesting are met.

In addition to the full vesting provided for above, on (i) each anniversary of the grant date if the Executive is still employed with the Company, and (ii) Executive’s termination of employment with the Company (provided such termination is not for Cause) (“Pro Rata Testing Date”), Executive shall receive pro rata vesting of each tranche based on the ratio of: (A) the trailing 20 day average of the Company’s stock price as of the Pro Rata Testing Date minus the vesting trigger applicable to the immediately preceding tranche (or the $2.50 in the case of the first tranche), over (B) $2.50.

The awards described herein shall be memorialized in one or more separate award agreements and stock certificates to be delivered to Executive promptly following fulfillment of the vesting conditions described above.

5.   Employee Benefits and Paid Time Off.  While employed by the Company hereunder during the Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other peer executives of the Company and in accordance with the terms of those plans as may be in existence from time to time.  In addition to those employee benefits, Executive will be initially entitled to accrue Paid Time Off (“PTO”), pursuant to the Company’s PTO policy, at the annualized rate of 20 days per year.  The Company hereby reserves the right to alter its policies and/or amend the benefits at its sole discretion and upon reasonable notice to its employees.

6.   Expense Reimbursement.  While employed by the Company hereunder during the Term, reasonable business expenses (including travel expenses) incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies in effect from time to time. Executive will be expected to reimburse the Company for any expenses paid by the Company that would not be eligible for reimbursement if paid by Executive.  The Company acknowledges that Executive resides and will primarily perform work in Austin, Texas, and will regularly be travelling on Company business to and from him home base in Austin, Texas, and all travel expense related to such business travel will be reimbursable travel expense.

7.   Code Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any other provision herein, if Executive is deemed on the date of termination to be a “Specified Employee”, as that term is defined in Section 409A of the Code, then with regard to any payment or the provision of any benefit under this Agreement that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” and that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date that is ten (10) days after the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

8.   Termination by the Company for Cause or by Your Resignation.  In the event that Executive’s employment is terminated for Cause prior to the expiration of the Term or by Executive’s resignation prior to the expiration of the Term, the Company shall have no further financial obligations to Executive under this Agreement except for payment to Executive of (a) Executive’s accrued, but unpaid wages or other benefits earned through the date of separation to which Executive is otherwise legally entitled, (b), any accrued but unused paid time off, (c) any unreimbursed expenses in accordance with the Company’s policies, and (d) any matching contributions by Company into any Company-sponsored 401(k) plan or other retirement or pension plan account benefits on the same basis as those benefits are generally made available to other peer executives of the Company and in accordance with the terms of those plans as may be in existence from time to time (collectively “Accrued Rights”).  For purposes of this Agreement, “Cause” shall mean (a) the willful and material failure by Executive to perform Executive’s material duties with respect to the Company or its affiliates following Executive’s failure to correct such failure within thirty (30) days after Executive’s receipt of written notice of breach from the Company specifying the particulars of such breach sufficiently to permit its cure; (b) the willful or intentional engaging by Executive in conduct within the scope of Executive’s employment that causes material and demonstrable injury, monetarily or otherwise, to the Company; (c) Executive’s conviction for, or a plea of nolo contendere to, the commission of a felony of any type or any crime related to the Company involving dishonesty, misappropriation, breach of fiduciary duty, or moral turpitude; (d) Executive obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company; or (e) a material breach of Executive’s covenants set forth in this letter agreement or violating any of the terms of the Company’s established rules or policies which, if curable, is not cured to the Board’s reasonable satisfaction within fifteen (15) days after written notice thereof to Executive, it being agreed and understood that any such notice of material breach or violation shall specify the particulars of any such breach or violation sufficiently to permit its cure.

9.   Termination by the Company Without Cause or by Executive for “Good Reason.”  In the event that Executive’s employment is terminated by the Company without Cause prior to the expiration of the Term or by the Executive for “Good Reason” (as defined below) prior to the expiration of the Term, Company shall have no further financial obligations to Executive (or, as the case may be, to Executive’s heirs, devisees or estate) under this Agreement except for payment to Executive of the following as conditioned below:

(a)  Executive’s Accrued Rights;

(b)  Subject to (i) the obligations and restrictions set forth in subparagraph (c) below, and (ii) Executive’s execution and return of a Severance Agreement, which shall, among other things, release the Company (and its officers, directors, employees, agents, parents, affiliated entities, and successors and assigns of any of them) from any and all claims, and which shall be in a form and containing terms in the sole discretion of the Company’s Board of Directors (the “Severance Agreement”), within twenty-one (21) days following the Company’s presenting Executive with such Severance Agreement; and (iii) Executive’s non-revocation of and continued compliance with the Severance Agreement, Executive shall be entitled to a Severance Payment to provide Executive a cushion while Executive seeks new employment as follows:  up to a maximum amount equal to twelve (12) month’s of Executive’s highest Base Salary whereby the first six (6) months of severance shall be paid as a lump sum on the Company’s next normal payroll processing at least (5) days following the expiration date of any revocation period (if applicable) under the Severance Agreement with the remaining six (6) months of severance being paid in installment payments commencing on the Company’s next normal payroll processing following the period for which the lump sum payment was made, and continuing until such time that Executive has been paid either the maximum amount under this paragraph or until one of the events under subparagraph (c) below causes Executive to lose rights to such payments.

(c)  Continuing Obligations.   Notwithstanding the termination of Executive’s employment, Executive agrees that any monies paid pursuant to the Severance Agreement is intended solely to provide a financial cushion while Executive searches for new non-competitive employment and, therefore, Executive’s entitlement to obtain or keep such monies is expressly conditioned upon and limited by the following:

(i)  Non-Disparagement.  Following Executive’s employment, Executive agrees not to defame, disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its officers, directors, agents or assigns (and their direct and indirect shareholders, members and partners, and directors and officers) in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time.  Notwithstanding the foregoing sentence, Executive may confer in confidence with Executive’s advisors and make truthful statements as required by law or to the Board of Directors of the Company.

(ii)  Non-Solicitation and Non-Competition.  Any right to receiving or keeping any portion of the Severance Payment is expressly conditioned on Executive refraining from violating any of the restrictive covenants in this Agreement, including, but not limited to Section 11 (non-solicitation) and 12 (non-competition) below.  Thus, for purposes of clarification and without limitation, if Executive were to violate the non-competition provision below in Section 12 by commencing employment with a competitor in the data storage industry in a prohibited geographic area during the Restricted Period, Executive would be required to return any part of the Severance Payment already received (including any lump sum payment) and any right to receiving additional payments toward the maximum Severance Payment shall cease.

(iii)  Alternative Employment.  Once Executive secures alternate employment, Executive shall lose the right to receive any part of the Severance Payment not already paid to Executive, although Executive shall not be required to return any portion he received prior to securing such alternative employment unless such alternative employment violates Section 9(c)(ii) above or Sections 11 or 12 of this Agreement.

(iv)  Proprietary and Confidential Information.  Any right to receiving or keeping any portion of the Severance Payment is further conditioned on Executive continuing compliance with the Proprietary Information and Inventions Agreement and not otherwise misusing any Company confidential, proprietary or trade secret information.

For purposes of this Agreement, “Termination by the Company Without Cause” shall include but shall not be limited to the following circumstances: (a) Executive’s death; or (b) Executive’s Disability, which shall be deemed to have occurred when in the good faith judgment of the Board, Executive becomes physically or mentally incapacitated and is therefore unable for a period of four (4) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period to perform Executive’s duties (such incapacity is referred to herein as “Disability”). The Company will also comply with any applicable federal and state disability and leave laws.

For purposes of this Section 9 of the Agreement, Executive shall be entitled to terminate the employment for “Good Reason” by written notice to the Company of such termination within sixty (60) days after any of the following events occur:  (a) a material diminution occurs in the Executive’s title or duties as interim Chief Executive Officer, or (b) the Company requires that the Executive change his primary residence away from Austin, Texas, without giving Executive at least nine (9) months advance notice, or without a reasonable increase in Executive’s compensation commensurate with the increased cost of living in the new locale to which the Company has requested the Executive to relocate, or without providing reasonable relocation benefits to make the Executive whole for all reasonable costs relative to the requirement that he relocate his family residence from Austin, Texas to elsewhere. If any such events occur, then Executive shall be deemed to have been constructively discharged and Executive shall have the right to terminate his employment for “Good Reason” and receive the severance benefits described in this Agreement provided that Executive notifies the Board of his election to terminate the employment for “Good Reason” within sixty (60) days following any such event and the Board has not cured such event within ten (10) business days after the Board receives such notification.

10.   Termination Upon Expiration of Term.  Executive’s employment under this Agreement shall automatically expire upon the expiration of the Term.  In the event of such termination upon the expiration of the Term, the Company shall have no further financial obligations to Executive (or, as the case may be, to Executive’s heirs, devisees or estate) under this Agreement except for payment to Executive of the following as conditioned below:

(a)  Executive’s Accrued Rights;

(b)  Subject to (i) the obligations and restrictions set forth in paragraph 9(c) above, and (ii) Executive’s execution and return of a Severance Agreement, which shall, among other things, release the Company (and its officers, directors, employees, agents, parents, affiliated entities, and successors and assigns of any of them) from any and all claims, and which shall be in a form and containing terms in the sole discretion of the Company’s Board of Directors, within twenty-one (21) days following the Company’s presenting Executive with such Severance Agreement; and (iii) Executive’s non-revocation of and continued compliance with the Severance Agreement, Executive shall be entitled to a Severance Payment to provide Executive a cushion while Executive seeks new employment as follows:  a payment equivalent to six (6) months of Executive’s highest Base Salary which shall be paid as a lump sum on the Company’s next normal payroll processing at least (5) days following the expiration date of any revocation period (if applicable) under the Severance Agreement and which payment is expressly conditioned upon the conditions and restrictions (including the claw back provisions) pursuant to Section 9(c) above.  Notwithstanding the foregoing. Executive shall not be entitled to any such Severance Payment under this provision if Executive has been offered another executive-level position with the Company (or with one of its affiliated or subsidiary companies).

11.   Non-Solicitation.

(a)  During the Restricted Period (as defined below), Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)  solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates;

(ii)  hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one (1) year prior to or after, the termination of Executive’s employment with the Company;

(iii)  solicit or encourage any person that serves as a contractor or consultant of the Company or its affiliates to discontinue providing services to the Company or any affiliate of the Company;

(iv)  call on, solicit or service any customer or client of the Company or its affiliates with the intent of selling or attempting to sell any service or product the same or substantially similar to the services or products sold by the Company or its affiliates; or

(v)       in any way materially interfere with the relationship between the Company or its affiliates and any customer, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relationship) of the Company or any of its affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, any of its affiliates or any of their operations, officers, directors or investors).

(b)  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section to be reasonable, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)  For purposes of this Agreement, “Restricted Period” shall mean the period commencing on the Effective Date and ending twelve (12) months following the conclusion of Executive’s employment whether such employment ends prior to or at the conclusion of the Term.

(d)  The existence of any claim or cause of action by Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 11, 12 or 13, which Sections will be enforceable notwithstanding the existence of any breach by the Company.  Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the Company.  Executive consents to the Company notifying any future employer of Executive’s obligations under Section 11, 12 and 13 of this Agreement and Company agrees to provide Executive copies of any such written notices contemporaneously with any such transmittal to others.

(e)  In the event of an alleged breach or violation by Executive of this Section 11, the Restricted Period will be tolled until such breach or violation has been duly cured.

(f)  The non-prevailing party to any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement shall reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

12.   Non-Competition.

(a)  During the Restricted Period, Executive shall not (without the express written agreement of the Company’s Board of Directors), whether on Executive’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly whether as owner, partner, investor, consultant, agent, executive, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than two percent (2%) of the outstanding capital stock of such corporation), (i) compete with the Company or any parent, subsidiary or affiliate hereof in any business activities relating to the data storage industry in any state in the United States which the Company or any parent, subsidiary or affiliate thereof conducts business or sells products or services relating to the data storage industry, or (ii) undertake any planning for any business competitive with the Company or any parent, subsidiary or affiliate thereof relating to the data storage industry in any state in the United States which the Company or any parent, subsidiary or affiliate thereof conducts such business or sells such products or services.

(b)  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section to be reasonable, if a final judicial determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein or any other provision of this Agreement.

(c)  The existence of any claim or cause of action by Executive against the Company or any of its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 11, 12 or 13, which Sections will be enforceable notwithstanding the existence of any breach by the Company.  Notwithstanding the foregoing, Executive will not be prohibited from pursuing such claims or causes of action against the Company.  Executive consents to the Company notifying any future employer of Executive’s obligations under Sections 11, 12, and 13 of this Agreement and Company agrees to provide Executive copies of any such written notices contemporaneously with any such transmittal to others.

(d)   In the event of an alleged breach or violation by Executive of this Section 12, the Restricted Period will be tolled until such breach or violation has been duly cured.

(e)  The non-prevailing party to any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement shall reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

13.   Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 11 or 12 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available under the laws of the State of California.

14.   Proprietary Information and Inventions Agreement.  Executive will be required, as a condition of employment with the Company, to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

15.   Miscellaneous.

(a)  Tax Matters.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(b)  Governing Law; Arbitration.

(i)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas or applicable federal law, except that the Federal Arbitration Act shall govern the arbitration clauses of this Agreement.

(ii)  Arbitration of all Disputes.  All complaints, causes of action, disputes, claims or controversies (“claims”) between Executive and Company, including any past, present, or future claims, whether or not arising out of Executive’s employment (or its termination), that the Company may have against Executive or that Executive may have against any the Company or its officers, directors, employees or agents, parent, subsidiary affiliated entities, or successors and assigns of any of them, will be resolved through binding arbitration.  The claims covered by this arbitration agreement include all disputes that the Company or Executive could otherwise pursue in state or federal court including, but not limited to, claims based on any state, federal, or local statute, regulation or ordinance (including claims for employment discrimination, retaliation or harassment, claims for unpaid wages or violation of state or federal wage and hour laws), as well as common law claims (including claims for breach of contract or breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, and infliction of emotional distress).

The following claims are not subject to arbitration under this Agreement: (1) claims for workers’ compensation benefits, state disability benefits, state unemployment benefits; (2) administrative charges filed with a federal, state or local government office or agency, such as the Equal Employment Opportunity Commission (“EEOC”) or any comparable state anti-discrimination agency, or the National Labor Relations Board (“NLRB”); and (3) any claims that, as a matter of law, cannot legally be subject to arbitration.  Nothing in these provisions shall preclude either Executive or the Company from seeking temporary or injunctive relief in a court prior to determining the claim in arbitration.

To the maximum extent permitted by law, Executive hereby waives any right to bring on behalf of persons other than Executive, or to otherwise participate with other persons in, any class, collective or representative action (i.e., a type of lawsuit in which one or several persons sue on behalf of a larger group of persons).

The arbitration shall be conducted by a single neutral arbitrator in accordance with the then-current Employment Arbitration and Mediation Procedures of the American Arbitration Association (“AAA”), which can be viewed at http://www.adr.org/employment.  The Company will provide Executive with a copy of these rules upon request.  The arbitration shall take place in the county of the state in which Executive is or was last employed by the Company, with the understanding the such location is currently Austin, Texas.  The Company will pay the arbitrator’s fee and will bear all administrative charges by AAA.  All parties shall be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims.  Any disputes between the parties regarding the nature or scope of discovery shall be decided by the arbitrator.  The arbitrator shall hear and issue a reasoned written ruling upon any dispositive motions brought by either party, including but not limited to, motions for summary judgment or summary adjudication of issues.

After the hearing, the arbitrator shall issue a reasoned written decision setting forth the award, if any, and explaining the basis therefore.  The arbitrator shall have the power to award any type of relief that would be available in court.  The arbitrator’s award shall be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.  In the event of any conflict in the arbitration procedures set forth in this Agreement and the AAA rules specified above, the AAA rules shall control.

Notwithstanding the foregoing, and regardless of what is provided by AAA’s rules, to the extent that it is legally permissible to do so, the arbitrator will not have authority or jurisdiction to consolidate claims of different employees into one proceeding, nor shall the arbitrator have authority or jurisdiction to hear the arbitration as a class action.  As noted above, Executive has  waived any right to bring any class, collective or representative action.  To the extent that the class, collective or representative action waiver described above is not enforceable, the issue of whether to certify any alleged or putative class for a class action proceeding must be decided by a court of competent jurisdiction.  The arbitrator will not have authority or jurisdiction to decide class certification, collective or representative action issues.  Until any class certification, collective, or representative action issues are decide by the court, all arbitration proceedings shall be stayed, and the arbitrator shall take no action with respect to the matter.  However, once any issues regarding class certification, collective, or representative action have been decided by the court, the arbitrator will have authority to decide the substantive claims.

This arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq) and evidences a transaction involving commerce.  If the Federal Arbitration Act is held not to apply, the arbitration law of the State of Texas shall apply.  We intend that this Agreement be limited to those claims that may legally be subject to a pre-dispute arbitration agreement under applicable law.  A court or arbitrator construing this Agreement may therefore modify or interpret it to render it enforceable.

(c)  Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and those incorporated herein.

(d)      No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)  Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f)  Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Any assignment of this Agreement by the Company or Executive shall not release the Company or Executive, respectively, of its or his obligations under this Agreement.

(g)  Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)  Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company or Parent and/or their affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

(i)  Corporate Opportunities.  Executive will submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the businesses of the Company or its subsidiaries as such businesses of the Company or its subsidiaries exist at any time during the period in which Executive is employed by the Company (“Corporate Opportunities”).  Unless approved by the Board, Executive will not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

(j)  Counterparts. This Agreement may be executed by facsimile or PDF signature and in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)  Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) he has entered into this Agreement of his own free will for no consideration other than as referred to herein, (ii) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (iii) Executive is not a party to or bound by any employment, non-competition, confidentiality or other similar agreement with any other Person except prior employers, and Executive represents and warrants that none of said prior agreements prohibit or in any way interfere with Executive’s performance under this Agreement, and (iv) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that Executive has had the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein, and that the parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Imation Corp.

By:/s/ Joseph De Perio
Name: Joesph De Perio
Title: Non-Execuitve Chairman of the Board

/s/ Robert B. Fernander
Robert B. Fernander

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms my agreement with Imation Corp. (“Company”) and I, Robert B. Fernander, that is a material part of the consideration for my employment by Company:

1.           I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company.  I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company.  Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.           Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me in connection with my employment with Company to and only to the fullest extent allowed by law (“Inventions”) and I will promptly disclose all Inventions to Company.  This provisions in this Agreement requiring you to assign, or offer to assign, any of your rights in an Invention shall not apply to an Invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (A) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (B) Result from any work performed by the you for Company.  Without disclosing any third party confidential information, I will disclose anything I believe is excluded by this Agreement so that the Company can make an independent assessment.  I hereby make all assignments necessary to accomplish the foregoing.  I shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  I irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution; to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing.  If I wish to clarify anything created by me prior to my employment that relates to Company’s actual or proposed business, I have listed it on the attached disclosure in a manner that does not violate any third party rights or disclose any confidential information.  Without limiting the above or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, or distributed without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.           To the extent allowed by law, the foregoing paragraph includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto.  I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.           I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.”  I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information.  Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders or Directors generally (to the extent I remain a Director) and (iii) this Agreement.  I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.           I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine, provided that I receive a copy of such communications in a timely manner.

6.           This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

I HAVE READ THIS PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION.

October ___, 2015
Robert B. Fernander
Accepted and Agreed to:

By:
Title:

Disclosure of Inventions

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee: ____________________

Print Name of Employee: ___________________

Date: